EXHIBIT 10.8


September 17, 1999


Mr. Sean P. McGowan
President
Catalyst International, Inc.
8989 North Deerwood Drive
Milwaukee, WI  53223

Dear Sean:

This letter will set forth an agreement between you and Catalyst
International, Inc. (the "Company") concerning the guaranty of a loan you received from Bank One Wisconsin, N.A. ("Bank One"). The Company has agreed as follows:

1. Guaranty of Loan. The Company will provide to Bank One a guaranty (the "Guaranty") of a loan made by Bank One to you in the principal amount of $600,000 (the "Loan"). A guaranty between the Company and Bank One will set forth Catalyst's obligations to Bank One under the Guaranty.

2. Payment of Bonus. The Company will pay a monthly bonus to be used to pay interest on the Loan to you in the amount of $4,000, until the earlier of such time as you shall cease being an employee of the Company or the fifth anniversary of the date hereof. The Company will report on your Form W-2 any such bonus paid by the Company.

3. Offset Against Amounts Owed by You; Full Recourse. To the extent that the Company is obligated to pay any amounts under the Guaranty, the Company shall have full recourse against you personally for reimbursement of any and all such amounts and your execution of this letter will confirm such obligations. Without limiting the Company's remedies, the Company will have the right to offset against any severance payments due you from the Company, the amount of any amounts paid by the Company under the Guaranty. You hereby covenant and agree to reimburse the Company in full for any amounts paid by the Company pursuant to the Guaranty and agree that the Company may exercise all remedies available to it to enforce this covenant. You further agree that the Company may at its option have a lien against any shares of common stock of the Company which you may from time to time purchase to secure your obligations to the Company and that you will execute any documents requested by the Company to evidence this lien. You further understand and agree that the Company will instruct its transfer agent to stop the transfer of any such shares in violation of such lien.

                             Exhibit 10.8 / Page 1

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4.  Your Representations and Warranties.  In an effort to induce the Company to provide the Guaranty outlined herein, you hereby represent and warrant to the Company that you have incurred the Loan for a lawful purpose and that you have the wherewithal to pay and discharge all of your obligations under the Loan. You further understand and agree that you will have no right to reimbursement from the Company under the Guaranty and that Bank One has the full right to enforce your obligations in connection with the Loan, including without limitation, foreclosing on any collateral which Bank One receives in connection with the Loan.

5. Life Insurance. The Company intents to purchase a life insurance policy on your life and to be the beneficiary under that policy. You agree to take all actions reasonably requested by the Company, including submitting to a physical exam and executing any appropriate paperwork as may be necessary to cause such insurance policy to be issued.

If the foregoing accurately sets forth our agreement, please sign in the space below and return to the undersigned.

Very truly yours.

CATALYST INTERNATIONAL, INC.

By:  /s/ Douglas B. Coder
     --------------------------
     Douglas B. Coder, Chairman of the Board


Accepted and agreed to this 18th day of September, 1999.

By:  /s/ Sean P. McGowan
     -------------------------
     Sean P. McGowan

                             Exhibit 10.8 / Page 2

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